Exhibit 10.21

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

neil d. ross, on behalf of himself and all others similarly situated,

Plaintiff,

v.

LiNEAGE CELL THERAPEUTICS, INC. f/k/a BioTime, Inc., Michael H. Mulroy, Alfred D. Kingsley, Richard T. LeBuhn, and Aditya Mohanty,

Defendants.

) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 2019-0822-LWW

STIPULATION AND AGREEMENT OF
COMPROMISE AND SETTLEMENT

This Stipulation and Agreement of Compromise and Settlement, dated as of the date of the last signature below, is entered into by and among the Parties in the Action: (i) Plaintiff Neil D. Ross, on behalf of himself and all others similarly situated (“Plaintiff”); (ii) Defendant Lineage Cell Therapeutics, Inc. f/k/a BioTime, Inc. (“Lineage”); (iii) Defendant Michael H. Mulroy; (iv) Defendant Alfred D. Kingsley; (v) Defendant Richard T. LeBuhn; and (vi) Defendant Aditya Mohanty (collectively, “Defendants”). This Stipulation sets forth all of the terms of the Settlement and resolution of this matter and is intended by Plaintiff and Defendants to fully and finally release, resolve, remise, compromise, settle and discharge the Released Plaintiff’s Claims against the Released Defendant Persons (as defined herein) and the Released Defendants’ Claims against the Released Plaintiff Persons (as defined herein), subject to the approval of the Court of Chancery of the State of Delaware (the “Court”), without any admission or concession as to the merits of any claim or defense by the Parties. All terms herein with initial capitalization shall, unless defined elsewhere in this Stipulation, have the meanings ascribed to them in Paragraph 1 below.

WHEREAS, on November 7, 2018, Lineage and Asterias Biotherapeutics, Inc. (“Asterias”) entered into a merger agreement, pursuant to which Lineage would acquire all of the outstanding common stock of Asterias it did not own (the “Merger”), with each Asterias stockholder receiving 0.71 shares of BioTime common stock for every share of Asterias common stock (the “Merger Consideration”);

WHEREAS, on November 26, 2018, Plaintiff’s Counsel, on behalf of Plaintiff, served a demand for books and records on Asterias pursuant to 8 Del. C. § 220;

WHEREAS, in response to Plaintiff’s demand, Asterias made available for inspection various books and records concerning the Merger and other related issues;

WHEREAS, the Merger closed on March 8, 2019;

WHEREAS, on October 15, 2019, Plaintiff, on behalf of himself and all others similarly situated, filed his Verified Class Action Complaint challenging the Merger (the “Complaint”);

WHEREAS, on September 21, 2020, the Court ruled on Defendants’ motions to dismiss the Complaint (the “Motions”), denying the Motions as to Count I for Defendants Mulroy, Kingsley, LeBuhn, and Mohanty; denying the Motions as to Count II for Lineage; granting the Motions with prejudice as to Count I for defendants Andrew Arno, Don M. Bailey, and Stephen L. Cartt; granting the Motions as to Count III of the Complaint; granting the Motions without prejudice as to Count IV of the Complaint for defendant Lineage; and granting the Motions with prejudice as to Count IV of the Complaint for defendants Broadwood Capital, Inc., Broadwood Partners L.P., and Neal Bradsher;

WHEREAS, on October 30, 2020, the Defendants who remained in the case following resolution of the Motions answered the Complaint;

WHEREAS, on November 2, 2020, Plaintiff served Plaintiff’s First Set of Requests to Defendants for the Production of Documents;

WHEREAS, on March 10, 2021, Plaintiff served Plaintiff’s Second Set of Requests for Production of Documents to Defendants;

WHEREAS, on March 11, 2021, Defendants Mulroy, Kingsley, LeBuhn, and Mohanty served the Director Defendants’ First Set of Requests for Production of Documents Directed to Plaintiff and the Director Defendants’ First Set of Interrogatories Directed to Plaintiff;

WHEREAS, on June 9, 2021, Plaintiff filed a Motion to Compel Compliance with Subpoena Duces Tecum and Ad Testificandum Directed to Broadwood Capital, Inc. (the “Motion to Compel”);

WHEREAS, on July 27, 2021, following the completion of briefing, the Court held oral argument on the Motion to Compel and granted the Motion to Compel;

WHEREAS, on August 5, 2021, the Court granted the Stipulation and Proposed Scheduling Order, which scheduled trial for October 17-21, 2022;

WHEREAS, on November 23, 2021, the Court granted the Amended Stipulation and Proposed Scheduling Order, which did not alter the trial date but modified various pretrial dates, and, among other things, set opening expert reports to be exchanged by the parties on May 6, 2022 and for expert discovery, including expert depositions, to complete by July 8, 2022;

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WHEREAS, during discovery, the Parties corresponded and met and conferred about various discovery issues, including the nature and scope of productions, the identification of document custodians, implementation of search terms, and privilege assertions, and approximately 200,000 pages of documents were produced;

WHEREAS, Plaintiff served Subpoenas Duces Tecum and Ad Testificandum on third parties Andrew Arno, Howard Scher, Stephen L. Cartt, Natale Ricciardi, Don M. Bailey, Maxim Group LLC, Raymond James & Associates, Inc., and Broadwood Capital, Inc.;

WHEREAS, Plaintiff served Subpoenas Duces Tecum on third parties Laidlaw & Company (UK) LTD, H.C. Wainwright & Co., LLC, and Chardan Capital, LLC;

WHEREAS, Plaintiff served Subpoenas Ad Testificandum on third parties James Knight, Bradford Hoffman, Stuart Barich, Russell Skibsted, and Ryan Chavez;

WHEREAS, on February 1, 2022, the Parties attended a virtual mediation session with Robert A. Meyer, Esq. of JAMS. Mr. Meyer has more than a dozen years’ experience mediating complex business disputes, including numerous securities fraud class actions. In advance of mediation, the Parties submitted mediation statements to the mediator;

WHEREAS, the Parties were unable to reach a settlement at the mediation session;

WHEREAS, between February 25 and April 6, 2022, Plaintiff deposed the following individuals: Prior Defendant and former Asterias director Don M. Bailey; Defendant and former Asterias director Richard T. LeBuhn; former Asterias Chief Financial Officer and General Counsel Ryan Chavez; Defendant,former Asterias director and former Lineage director and Chief Executive Officer Aditya Mohanty; Defendant, former Asterias Chief Executive Officer, former Asterias director and Lineage director Michael H. Mulroy; Defendant and former Asterias director and Lineage director Alfred D. Kingsley; Stuart Barich, Managing Director of Raymond James Financial, Inc.; and Bradford Hoffman, Managing Director of Maxim Group, LLC. The parties also scheduled the depositions of former BioTime Chief Financial Officer Russell Skibsted; former BioTime Senior Vice President and Head of Corporate Development James Knight; and Chief Executive Officer of Lineage Brian Culley to take place in April 2022; but which were postponed in light of the Parties’ agreement in principle to resolve this litigation as indicated below;

WHEREAS, on April 4, 2022, Defendants deposed Plaintiff Neil D. Ross;

WHEREAS, on April 5, 2022, Plaintiff advised Defendants that he intended to move to certify a class using a class definition substantively the same as the Class defined herein;

WHEREAS, on April 7, 2022, Defendants advised Plaintiff that they did not intend to contest class certification, while reserving all rights;

WHEREAS, on April 25, 2022, the parties submitted a Stipulation and Proposed Order Governing Class Certification which stated that Defendants, while reserving all rights, did not intend to contest class certification, which the Court entered the same day;

WHEREAS, on or about April 27, 2022, following extensive negotiations, the Parties agreed in principle to resolve this litigation subject to the terms set forth in this Stipulation;

WHEREAS, Plaintiff and Plaintiff’s Counsel believe the Action has merit, and Plaintiff’s entry into this Stipulation and the Settlement is not intended to be and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged in the Action;

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WHEREAS, the Defendants and Prior Defendants have denied, and continue to deny, any and all allegations of wrongdoing or liability asserted in the Action, including, without limitation, that any of the Defendants or Prior Defendants breached their fiduciary duties, or aided and abetted a breach of fiduciary duty, owed to Asterias or its stockholders in connection with the Merger;

WHEREAS, the Defendants and Prior Defendants who owed fiduciary duties to Asterias and its stockholders have further asserted, and continue to assert, that at all relevant times, they acted in good faith and in a manner that they reasonably believed to be in the best interests of Asterias and its stockholders;

WHEREAS, Defendants are entering into this Stipulation and the Settlement solely to eliminate the uncertainty, distraction, disruption, burden, risk, and expense of further litigation; and

NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, by Plaintiff, for himself and on behalf of the Class, and the Defendants that, subject to the approval of the Court and pursuant to Delaware Court of Chancery Rule 23, for the good and valuable consideration set forth herein and conferred on Plaintiff and the Class, the Action against the Defendants shall be finally and fully settled, compromised and dismissed, on the merits and with prejudice, and that the Released Plaintiff’s Claims shall be finally and fully compromised, settled, released, discharged and dismissed with prejudice as against the Released Defendant Persons, and that the Released Defendants’ Claims shall be finally and fully compromised, settled, released, discharged and dismissed with prejudice as against the Released Plaintiff Persons, in the manner set forth herein

A. Definitions

1. In addition to the terms defined elsewhere in this Stipulation, the following capitalized terms, used in this Stipulation, shall have the meanings specified below:

a. “Action” means the Action pending in the Court, styled Ross v. Lineage Cell Therapeutics, Inc., et al., C.A.No. 2019-0822-LWW.

b. “Administrator” means the firm retained by Plaintiff to disseminate the Settlement Notice, oversee the administration of the Settlement and distribution of the Settlement Amount, and such other administrative functions as are required under the Settlement.

c. “Claims” mean any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, diminutions in value, costs, debts, expenses, interest, penalties, fines, sanctions, fees, attorneys’ fees, expert or consulting fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims, which now exist, or heretofore or previously existed, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, or in any other capacity.

d. “Class” means all record and beneficial holders of Asterias common stock as of the date of the consummation of the Merger who received the Merger Consideration, together with their respective successors and assigns. Excluded from the Class are: (a) Defendants and Prior Defendants, and their immediate family members, affiliates, subsidiaries, directors or officers, limited partners, legal representatives, heirs, successors, transferees, and assigns, and (b) any entity in which any Defendant has had a direct or indirect controlling interest.

e. “Class Member” means a member of the Class.

f. “Defendants” means Lineage Cell Therapeutics, Inc. f/k/a BioTime, Inc., Michael H. Mulroy, Alfred D. Kingsley, Richard T. LeBuhn, and Aditya Mohanty.

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g. “Defendants’ Counsel” means the law firms of Cooley LLP and Morris, Nichols, Arsht, and Tunnell LLP on behalf of Lineage Cell Therapeutics, Inc., and Skadden, Arps, Slate, Meagher & Flom LLP on behalf of Michael H. Mulroy, Alfred D. Kingsley, Richard T. LeBuhn, and Aditya Mohanty.

h. “Effective Date” means the first business day following the date the Judgment becomes Final.

i. “Final,” when referring to the Judgment, means (1) entry of the Judgment or (2) if there is an objection to the Settlement, the expiration of any time for appeal or review of the Judgment, or, if any appeal is filed and not dismissed or withdrawn, issuance of a decision upholding the Judgment on appeal in all material respects, which is no longer subject to review upon appeal or other review, and the expiration of the time for the filing of any petition for reargument, appeal or review of the Judgment or any order affirming the Judgment; provided, however, that any disputes or appeals relating solely to the amount, payment or allocation of attorneys’ fees, costs and expenses shall have no effect on finality for purposes of determining the date on which the Judgment becomes Final and shall not otherwise prevent, limit or otherwise affect the Judgment, or prevent, limit, delay or hinder entry of the Judgment.

j. “Immediate Families” means an individual’s children, stepchildren, and spouse. In this paragraph, “spouse” shall mean a husband, a wife, or a partner in a state-recognized domestic partnership or civil union.

k. “Judgment” means the Order and Final Judgment to be entered in the Action in all material respects in the form attached as Exhibit D hereto, including a determination that the terms and conditions of the issuance of the Settlement Stock is fair to the Class Members.

l. “Merger” means the merger between BioTime, Inc. and Asterias Biotherapeutics, Inc. (“Asterias”) announced on November 8, 2018.

m. “Net Settlement Amount” means the Settlement Amount as defined herein less any fee and expense Awards, Notice Costs, and costs for the administration and distribution of the Settlement Amount.

n. “Party” means any one of, and “Parties” means all of, the parties to this Stipulation, namely, the Defendants and Plaintiff, on behalf of himself and the Class.

o. “Plaintiff’s Counsel” means the law firms of Wolf Popper LLP and Long Law LLC.

p. “Prior Defendants” means Broadwood Capital, Inc., Broadwood Partners, L.P., Neal C. Bradsher, Don M. Bailey, Andrew Arno, and Stephen L. Cartt.

q. “Released Defendant Persons” means all persons and entities named as a Defendant or a Prior Defendant in the Action or that could have been named as a Defendant in the Action, including, without limitation, the past and present officers and members of the board of directors of Lineage or Asterias, and any and all of the respective current and former employers, parent entities, controlling persons, owners, members, co-investors, lenders, principals, affiliates, or subsidiaries of any of the foregoing, and each and all of the respective past or present officers, directors, managers, partners, limited partners, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, agents, heirs, executors, trustees, personal representatives, estates, administrators, predecessors, successors, assigns, insurers, and reinsurers of any of the foregoing, and such other persons that are specifically identified in the Settlement.

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r. “Released Defendants’ Claims” means any Claims that could have been asserted in the Action by Defendants against any of the Released Plaintiff Persons, which arise out of the institution, prosecution, settlement or dismissal of the Action, provided, however, that (i) the Released Defendants’ Claims shall not include claims to enforce the Settlement and (ii) nothing herein shall release or otherwise affect any rights between or among Defendants and/or their insurance carriers, including indemnification and contribution.

s. “Released Plaintiff Persons” means Plaintiff and the Class and their heirs, estates, executors, trustees, successors and assigns, and Plaintiff’s Counsel.

t. “Released Plaintiff’s Claims” means any Claims that (1) were alleged, asserted, set forth, or claimed in the Action against the Defendants and/or Prior Defendants; or (2) could have been alleged, asserted, set forth or claimed in the Action or in any other action or in any other court, tribunal, or proceeding by Plaintiff or any other members of the Class individually, or derivatively on behalf of Asterias or as a member of the Class, which are based upon, arise from or in any way relate to (i) the Merger (or relate to or arise as a result of any of the events, acts or negotiations related thereto); (ii) Asterias’s efforts to obtain financing or considerations or alternative transactions or courses of action in connection with the process leading up to the Merger; and (iii) claims that were or could have been alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to the conduct described in the complaint filed in the Action. Released Plaintiff’s Claims shall not include claims arising from events occurring after the closing of the Merger so long as they could not have been asserted in the Action. Released Plaintiff’s Claims shall not include claims to enforce the Settlement.

u. “Settlement” means the settlement contemplated by this Stipulation.

v. “Settlement Amount” means $10.65 million. Nothing in this Stipulation shall have an effect on the respective rights and obligations between or among Defendants or their respective insurance carriers, or upon any separate agreements concerning the claims, defenses, debts, obligations or payments between or among Defendants.

w. “Settlement Fund” means a fund created for the benefit of the Class that contains the monies deposited into the Settlement Fund, the Settlement Stock issued in accordance with Paragraph 2 hereof, any residual monies held in the Settlement Fund, and any interest or income earned thereon.

x. “Settlement Hearing” means the hearing to be held by the Court to determine whether the proposed Settlement should be approved as fair, reasonable and adequate, including regarding the issuance of the Settlement Stock under the exemption provided for in Section 3(a)(10) of the Securities Act of 1933, as amended (“Section 3(a)(10)”); whether Plaintiff and Plaintiff’s Counsel have adequately represented the Class; whether any objections to the Settlement should be overruled; whether the Action should be dismissed with prejudice as against the Defendants; whether to fully, finally and forever, release, settle and discharge the Released Defendant Persons from and with respect to every one of the Released Plaintiff’s Claims; whether a Judgment approving the Settlement should be entered in accordance with the terms of this Stipulation; and whether and in what amount any award of attorneys’ fees and expenses should be paid to Plaintiff’s Counsel.

y. “Settlement Stock” means up to $3,530,000 of unrestricted Lineage common stock, determined as set forth in Paragraph 2.b(i).

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z. “Unknown Claims” means any Released Plaintiff’s Claims that Plaintiff, or any other Class Members, do not know or suspect to exist in his, her or its favor at the time of the release of the Released Plaintiff’s Claims, and any Released Defendants’ Claims that any Defendant does not know or suspect to exist in his or its favor at the time of the release of the Released Defendants’ Claims, which, if known by him, her or it, might have affected his, her or its decision(s) with respect to the Settlement. With respect to any and all Released Plaintiff’s Claims and Released Defendants’ Claims, the Parties stipulate and agree that, upon the Effective Date of the Settlement, the Parties shall expressly waive, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have expressly waived, relinquished and released any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Parties acknowledge, and the other Class Members by operation of law are deemed to acknowledge, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Plaintiff’s Claims and the Released Defendants’ Claims, but that it is the intention of Plaintiff and Defendants, and by operation of law the other Class Members, to completely, fully, finally and forever extinguish any and all Released Plaintiff’s Claims and Released Defendants’ Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, accrued or unaccrued, which now exist or heretofore have existed, upon any theory of law or equity, from the beginning of time through the date of execution of this Stipulation, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiff and Defendants also acknowledge, and the other Class Members by operation of law are deemed to acknowledge, that the inclusion of “Unknown Claims” in the definition of the Released Plaintiff’s Claims and the Released Defendant’s Claims is separately bargained for and is a key element of the Settlement.

B. Settlement Consideration

2. In consideration for the full and final release, settlement and discharge of any and all Released Plaintiff’s Claims against the Released Defendant Persons, the Defendants agree to pay the Settlement Amount as follows:

a. Within ten (10) business days after execution of this Stipulation, and subject to the last sentence of this paragraph, the Defendants shall pay and/or cause their directors and officers (“D&O”) insurers to pay an amount in cash equal to the Administrator’s estimate for the cost of Notice of the Settlement, but in no event more than $50,000 into the Settlement Fund (the “Notice Cost”). Lineage and/or Defendants’ D&O insurers will fund the Notice Cost. If the Court does not approve the Settlement or the Judgment does not become Final for any reason, the Released Plaintiff Persons shall not be responsible for repaying any Notice Costs to Defendants. For the avoidance of doubt, Individual Defendants Michael H. Mulroy, Alfred D. Kingsley, Richard T. LeBuhn and Aditya Mohanty (as opposed to their insurers or Lineage) will not be responsible for personally funding, contributing to, or indemnifying any part of the Notice Cost.

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b. Within ten (10) business days after the Court enters the Judgment, Lineage shall transfer the Settlement Stock to the Settlement Fund. Up to the time of issuance, Lineage may elect, in its sole discretion, to pay some or all of the Settlement Stock obligation in cash in lieu of stock. The number of shares constituting the Settlement Stock shall be determined and transferred as follows:

(i) The valuation of the Settlement Stock for purposes of determining the number of shares constituting the Settlement Stock will be based on the volume-weighted average closing price (“VWAP”) for the twenty (20) trading days immediately preceding the last two trading days before the Settlement Stock is transferred to the Settlement Fund.

(ii) Should Plaintiff’s Counsel decide, after the transfer of the Settlement Stock into the Settlement Fund, to sell any of the Settlement Stock, they will limit daily sales of the Settlement Stock to 10% of the daily trading volume of Lineage common stock as averaged over the previous ten (10) trading days.

(iii) The Settlement Stock shall be duly and validly issued, uncertificated, fully paid, non-assessable and free from all liens and encumbrances, and the Parties stipulate the Settlement Stock has been issued under an exemption from registration provided by Section 3(a)(10). Lineage shall issue the Settlement Stock without any restrictive legend, and the Settlement Stock shall be freely and publicly tradeable without the need to obtain any opinions of counsel or permission of Lineage that the stock is unrestricted. Defendants will advise the Court that Lineage will rely on the Section 3(a)(10) exemption based on the Court’s approval of the Settlement.

c. Within ten (10) business days after the Court enters the Judgment, and subject to the last sentence of this paragraph, the Defendants shall pay and/or cause their D&O insurers to pay into the Settlement Fund cash equal to the Settlement Amount minus the Settlement Stock and the Notice Cost previously paid. Lineage and/or Defendants’ D&O insurers will fund the Settlement Amount. For the avoidance of doubt, Individual Defendants Michael H. Mulroy, Alfred D. Kingsley, Richard T. LeBuhn and Aditya Mohanty (as opposed to their insurers or Lineage) will not be responsible for personally funding, contributing to, or indemnifying any part the Settlement Amount. For the avoidance of doubt, Plaintiff may terminate the Settlement if Defendants fail to make the payment described in this subparagraph and in the amount and within the timeframe set forth in this subparagraph.

3. Following the Effective Date, the Net Settlement Amount will be disbursed by the Administrator according to the Plan of Allocation (Ex. C), provided it is approved by the Court. Defendants shall not object to the Plan of Allocation and shall have no input, responsibility or liability for any claims, payments or determinations by the Administrator in respect of Class Member claims for payment under this Settlement, or any other use of the Settlement Fund, including for Taxes, Tax Expenses, and the fee and expense awards. Following the disbursement contemplated in the first sentence of this paragraph, any balance which still remains in the Net Settlement Fund shall escheat to the State of Delaware. Defendants shall provide information to Plaintiff concerning the number of shares held by Released Defendant Persons and where and how the shares were held to ensure no Released Defendant Person is paid any of the Settlement Amount.

4. The Notice Cost will be borne by the Class and funded out of the Settlement Fund. Lineage shall cooperate with Plaintiff in providing the Notice, including, but not limited to, providing contact and shareholding information of Class Members to the extent available to Lineage.

5. Expenses of the Administrator, and any other cost of administration and distribution of the Settlement Amount (including the costs, if any, associated with escheat) shall be paid out of the Settlement Fund.

6. The funds in the Settlement Fund may be invested in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, or if the yield on such instruments is negative, in an account fully insured by the United States Government or an agency thereof. The Settlement Fund shall bear all risks related to investment of funds in the Settlement Fund.

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7. The Settlement Fund shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to this Stipulation and/or further order(s) of the Court.

C. Scope of the Settlement

8. Upon the entry of the Judgment, the Action shall be dismissed with prejudice, on the merits and without costs (except as provided herein).

9. Upon the Effective Date, the Plaintiff and all members of the Class shall thereupon fully, finally and forever, release, settle and discharge the Released Defendant Persons from and with respect to every one of the Released Plaintiff’s Claims, and shall thereupon be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any Released Plaintiff’s Claims against any of the Released Defendant Persons.

10. Upon the Effective Date, each of the Defendants shall thereupon fully, finally and forever, release, settle and discharge the Released Plaintiff Persons from and with respect to every one of the Released Defendants’ Claims, and shall thereupon be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Persons.

11. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action, the Released Plaintiff’s Claims and the Released Defendants’ Claims. It is the intention of the Parties that the Settlement eliminate all further risk and liability relating to the Released Plaintiff’s Claims and the Released Defendants’ Claims, and that the Settlement shall be a final and complete resolution of all disputes asserted or which could be or could have been asserted with respect to the Released Plaintiff’s Claims and the Released Defendants’ Claims; provided, however, that nothing herein shall release or otherwise affect any claims for indemnity or contribution between Defendants and their insurance carriers.

D. Submission of the Settlement to the Court for Approval

12. As soon as practicable after this Stipulation has been executed, Plaintiff and the Defendants shall (1) jointly apply to the Court for entry of an Order substantially in the form attached hereto as Exhibit A (the “Scheduling Order”), providing for, among other things: (a) the dissemination of the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”), substantially in the form attached hereto as Exhibit B, which references the Plan of Allocation set forth in Exhibit C; and (b) the scheduling of the Settlement Hearing to consider: (i) the proposed Settlement, (ii) the joint request of the Parties that the Judgment be entered in all material respects in the form attached hereto as Exhibit D, (iii) Plaintiff’s Counsel’s fee and expense applications, and (iv) any objections to any of the foregoing; and (2) take all reasonable and appropriate steps to seek and obtain entry of the Scheduling Order. The Parties shall jointly request at the Settlement Hearing that the Judgment be entered, and the Parties shall take all reasonable and appropriate steps to obtain Final entry of the Judgment in all material respects in the form attached hereto as Exhibit D.

E. Conditions of Settlement

13. This Settlement shall be subject to the following conditions, which the Parties shall use their best efforts to achieve:

a. the Court enters the Scheduling Order in all material respects in the form attached hereto as Exhibit A;

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b. the Court enters the Judgment in all material respects in the form attached hereto as Exhibit D and the Judgment becomes Final. For the avoidance of doubt, the scope of the Released Plaintiff’s Claims and the Released Defendants’ Claims are material terms of this Stipulation;

c. the Effective Date shall have occurred; and

d. the Parties have complied with their obligations set forth in the Stipulation.

F. Attorneys’ Fees and Expenses

14. Plaintiff’s Counsel reserves the right to petition the Court for an award of attorneys’ fees of no more than $2,662,500 in connection with its role in causing the Settlement and expenses and costs incurred in connection with the Action not to exceed $125,000. Any award to Plaintiff’s Counsel for fees and expenses shall be determined by the Court.

15. Any fee and expense award pursuant to any application shall be paid exclusively out of, and not be in addition to, the Settlement Amount.

16. The disposition of any fee application is not a material term of this Stipulation, and it is not a condition of this Stipulation that such applications be granted. The fee application may be considered separately from the proposed Settlement. Any disapproval or modification of the fee application by the Court or on appeal shall not affect or delay the enforceability of this Stipulation, provide any of the Parties with the right to terminate the Settlement, or affect or delay the binding effect or finality of the Judgment and the release of the Released Plaintiff’s Claims and Released Defendants’ Claims. Final resolution of the fee application shall not be a condition to the dismissal, with prejudice, of the Action or effectiveness of the releases of the Released Plaintiff’s Claims. The payment of any fee and expense awards shall be made without waiver of the right of any Defendant to pursue claims against insurance carriers for such sum.

17. Plaintiff’s Counsel intends to apply to the Court for a service award to Plaintiff in an amount not to exceed $5,000, which amount shall be paid from any amount awarded by the Court from the fee and expense award awarded to Plaintiff’s Counsel. The Defendants and the Released Defendant Persons shall have no input into or responsibility or liability for the allocation by Plaintiff’s Counsel of any Fee and Expense Award.

G. Taxes

18. The Parties agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. In addition, the Administrator shall timely make such elections as necessary or advisable to carry out the provisions of this Section H, including, if necessary, the “relation-back election” (as defined in Treas. Reg. § 1.468B-10)(2)) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such Treasury regulations promulgated under § 1.468B of the Internal Revenue Code of 1986, as amended (the “Code”). It shall be the responsibility of the Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

19. For the purpose of § 1.468B of the Code and the Treasury regulations thereunder, the Administrator shall be designated as the “administrator” of the Settlement Fund. The Administrator shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. § 1.468B-2(k)). Such returns (as well as the election described in Paragraph 21) shall be consistent with this Section G and in all events shall reflect that all Taxes, as defined below, (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund.

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20. All: (a) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon Defendants or Released Defendant Persons with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”); and (b) expenses and costs incurred in connection with the operation and implementation of this Section G (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Section G) (“Tax Expenses”), shall be paid out of the Settlement Fund. In no event shall Defendants or Released Defendant Persons have any responsibility for or liability with respect to Taxes or Tax Expenses. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by Plaintiff’s Counsel out of the Settlement Fund without further consent of the Defendants, or prior order from the Court, and Plaintiff’s Counsel shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Class Members any funds necessary to pay such amount, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(1)(2)); neither Defendants nor the Released Defendant Persons are responsible therefor nor shall they have any liability with respect thereto.

H. Termination of Settlement; Effect of Termination

21. The Parties shall each have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so to the other Parties within ten (10) business days of: (a) the Court’s declining to enter the Scheduling Order in any material respect; (b) the Court’s declining to enter the Judgment in any material respect; (c) modification or reversal of the Judgment in any material respect on or following appellate review, remand, collateral attack or other proceedings; or (d) failure to satisfy any of the other conditions of Section E (other than the occurrence of the Effective Date). Neither a modification nor a reversal on appeal of any fee and expense awards shall be deemed a material modification of the Judgment or this Stipulation.

22. If the Effective Date does not occur, or if this Stipulation is disapproved, canceled or terminated pursuant to its terms, or the Settlement otherwise does not become Final for any reason, Plaintiff and the Defendants shall be deemed to have reverted to their respective litigation status immediately prior to entering into the Settlement; they shall negotiate a new trial schedule in good faith; and they shall proceed as if this Stipulation had not been executed and the related orders had not been entered, and in that event all of their respective claims and defenses as to Plaintiff’s claims shall be preserved without prejudice.

I. Effect of Settlement

23. The Defendants deny any and all allegations of wrongdoing, fault, liability or damage in the Action.

24. Plaintiff and the Defendants covenant and agree that neither this Stipulation, nor the fact or any terms of the Settlement, or any communications relating thereto, is evidence, or an admission or concession by Plaintiff or the Defendants or their counsel, or any Class Member, or any other Released Defendant Persons or Released Plaintiff Persons, of any fault, liability or wrongdoing whatsoever, as to any facts or claims alleged or asserted in the Action, or any other actions or proceedings, or as to the validity or merit of any of the claims or defenses alleged or asserted in any such action or proceeding.

25. This Stipulation is not a finding or evidence of the validity or invalidity of any claims or defenses in the Action, any wrongdoing by Plaintiff, the Defendants, any Class Member or other Released Defendant Persons or Released Plaintiff Persons, or any damages or injury to Plaintiff, the Defendants, any Class Member or other Released Defendant Party or Released Plaintiff Persons.

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26. Neither this Stipulation, nor any of the terms and provisions of this Stipulation, nor any of the negotiations or proceedings in connection therewith, nor any of the documents or statements referred to herein or therein, nor the Settlement, nor the fact of the Settlement, nor the Settlement proceedings, nor any statements in connection therewith, (a) shall (i) be argued to be, used or construed as, offered or received in evidence as, or otherwise constitute an admission, concession, presumption, proof, evidence, or a finding of any liability, fault, wrongdoing, injury or damages, or of any wrongful conduct, acts or omissions on the part of any of the Released Defendant Persons or Released Plaintiff Persons, or of any infirmity of any defense, or of any damage to Plaintiff or any other Class Member, or (ii) otherwise be used to create or give rise to any inference or presumption against any of the Released Defendant Persons or Released Plaintiff Persons concerning any fact or any purported liability, fault, or wrongdoing of the Released Defendant Persons or Released Plaintiff Persons or any injury or damages to any person or entity, or (b) shall otherwise be admissible, referred to or used in any proceeding of any nature, for any purpose whatsoever; provided, however, that the Stipulation and Judgment may be introduced in any proceeding subject to Rule 408 of the Federal Rules of Evidence and any and all other state law corollaries thereto, whether in the Court or otherwise, as may be necessary to argue and establish that the Stipulation and Judgment have res judicata, collateral estoppel or other issue or claim preclusion effect or to otherwise consummate or enforce the Settlement and Judgment or to secure any insurance rights or proceeds of any of the Released Defendant Persons or Released Plaintiff Persons or as otherwise required by law.

J. Miscellaneous Provisions

27. All of the Exhibits attached hereto are material and integral parts hereof and shall be incorporated by reference as though fully set forth herein.

28. This Stipulation may not be amended or modified, nor may any of its provisions be waived, except by a written instrument signed by counsel for Plaintiff and the Defendants or their successors-in-interest.

29. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

30. Plaintiff and the Defendants represent and agree that the terms of the Settlement were negotiated at arm’s-length and in good faith by Plaintiff and the Defendants, and reflect a settlement that was reached voluntarily based upon adequate information and sufficient discovery and after consultation with experienced legal counsel.

31. The consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court.

32. Without further order of the Court, Plaintiff and the Defendants may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

33. To the extent permitted by law, all agreements made and orders entered during the course of the Action relating to the confidentiality of documents or information shall survive this Stipulation.

34. The waiver by Plaintiff or the Defendants of any breach of this Stipulation shall not be deemed a waiver of any other prior or subsequent breach of any provision of this Stipulation.

35. This Stipulation and the Exhibits constitute the entire agreement between Plaintiff, on the one hand, and any Defendants, on the other hand, and supersede any prior agreements among the Plaintiff, on the one hand, and any Defendants, on the other hand, with respect to the Settlement. No representations, warranties or inducements have been made to or relied upon by any Party concerning this Stipulation or its Exhibits, other than the representations, warranties and covenants expressly set forth in such documents.

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36. This Stipulation may be executed in one or more counterparts, including by facsimile and electronic mail.

37. The Parties agree that they will use their reasonable best efforts to obtain all necessary approvals of the Court required by this Stipulation (including, but not limited to, using their reasonable best efforts to resolve any objections raised to the Settlement), and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

38. Plaintiff and Plaintiff’s Counsel represent and warrant that Plaintiff is a member of the Class and that none of Plaintiff’s claims or causes of action referred to in this Stipulation have been assigned, encumbered, or otherwise transferred in any manner in whole or in part.

39. Each counsel signing this Stipulation represents and warrants that such counsel has been duly empowered and authorized to sign this Stipulation on behalf of his or her clients.

40. This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties, and all Parties have contributed substantially and materially to the preparation of this Stipulation.

41. This Stipulation is and shall be binding upon and shall inure to the benefit of the Released Defendant Persons and the Released Plaintiff Persons (including the Class Members) and the respective legal representatives, heirs, executors, administrators, transferees, successors and assigns of all such foregoing persons and entities and upon any corporation, partnership, or other entity into or with which any party may merge, consolidate or reorganize.

42. This Stipulation, the Settlement, and any and all disputes arising out of or relating in any way to this Stipulation or Settlement, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Any action or proceeding to enforce any of the terms of this Stipulation or Settlement, or any other action or proceeding among the Parties arising out of or relating in any way to this Stipulation or the Settlement, shall (i) be brought, heard and determined exclusively in the Court (provided that, in the event that subject matter jurisdiction is unavailable in the Court, then any such action or proceeding shall be brought, heard and determined exclusively in any other state court sitting in Wilmington, Delaware) and (ii) shall not be litigated or otherwise pursued in any forum or venue other than the Court (or, if subject matter jurisdiction is unavailable in the Court, then in any forum or venue other than any other state or federal court sitting in Wilmington, Delaware). Each Party hereto (1) consents to personal jurisdiction in any such action (but in no other action) brought in this Court; (2) consents to service of process by email on counsel for such Party and/or such Parties; (3) waives any objection to venue in this Court and any claim that Delaware or this Court is an inconvenient forum; and (4) expressly waives any right to demand a jury trial as to any dispute described in this paragraph.

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Date: October 26, 2022	LONG LAW, LLC
of counsel:	/s/ Brian D. Long

Carl L. Stine Adam J. Blander Radha Raghavan WOLF POPPER LLP 845 Third Avenue New York, NY 10022 (212) 759-4600	Brian D. Long (#4347) 3828 Kennett Pike, Suite 208 Wilmington, DE 19807 (302) 729-9100 Attorneys for Plaintiff
Date: October 26, 2022	Morris, Nichols, Arsht & Tunnell LLP
OF COUNSEL:	/s/ D. McKinley Measley

Koji Fukumura Peter Adams COOLEY LLP 10265 Science Center Drive San Diego, CA 92121 (858) 550-6000	D. McKinley Measley (#5108) Sarah P. Kaboly (#6673) 1201 N. Market Street Wilmington, DE 19801 (302) 658-9200 Attorneys for Defendant Lineage Cell Therapeutics, Inc
Date: October 26, 2022	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
OF COUNSEL:	/s/ Edward B. Michelietti

Peter B. Morrison Virginia F. Milstead SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5000

Edward B. Micheletti (#3794)

Bonnie W. David (#5964)

One Rodney Square

P.O. Box 636

Wilmington, DE 19899

(302) 651-3000

Attorneys for Defendants Michael H. Mulroy, Alfred D. Kingsley, Richard T. LeBuhn and Aditya Mohanty

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